SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No. )

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MIGO SOFTWARE, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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(1) Title of each class of securities to which transaction applies:

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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MIGO SOFTWARE, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Migo Software, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Migo Software, Inc. (the "Company") will be held at the offices of the Company at 555 Twin Dolphin Drive, Suite 650, Redwood City, California 94065, on Friday, June 22, 2007 at 10:00 a.m. local time, for the following purposes:

(1)	To elect four (4) directors to the Board of Directors to serve until the 2008 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

(2)
To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation that will allow the Company’s Board of Directors to effect a reverse stock split of the Company’s Common Stock, $0.0001 par value per share (the “Common Stock”), and to grant the Company’s Board of Directors the authority, in its sole discretion, (i) to set the ratio for the reverse stock split at up to one-for-fifteen, or (ii) not to complete the reverse stock split;

(3)
To approve an amendment to the Company’s 2004 Omnibus Stock Incentive Plan (the "Option Plan") to: (i) increase the maximum aggregate number of shares of common stock available for issuance thereunder from 20,000,000 to 30,000,000 shares and to reserve an additional 10,000,000 shares of our common stock for issuance in connection with awards granted or to be granted under the Option Plan; and

(4)	To transact such other business as may properly come before the meeting.

Holders of the Common Stock of record at the close of business on May 11, 2007, will be entitled to notice of and to vote at the meeting. A list of stockholders will be available at the Company’s headquarters, 555 Twin Dolphin Drive, Suite 650, Redwood City, California 94065, and at the annual meeting.

It is important that your shares be represented at the Annual Meeting to ensure the presence of a quorum. Whether or not you expect to be present in person at the meeting, please vote your shares on the Internet, by phone or by signing and dating the accompanying proxy and returning it promptly in the enclosed postage paid reply envelope. This will assist us in preparing for the meeting.

By Order of the Board of Directors,

Richard Liebman, Secretary

May ___, 2007
Redwood City, California

MIGO SOFTWARE, INC.
555 TWIN DOLPHIN DRIVE
SUITE 650
REDWOOD CITY, CALIFORNIA
(650) 232-2600

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 22, 2007

This proxy statement is furnished in connection with the solicitation of proxies on behalf of our board of directors to be voted at the annual meeting of our stockholders to be held on June 22, 2007, and any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Our annual meeting of stockholders will be held at the offices of the Company at 555 Twin Dolphin Drive, Suite 650, Redwood City, California 94065, on Friday, June 22, 2007, at 10:00 a.m. local time. This proxy statement and accompanying form of proxy will be first sent or given to our stockholders on or about May ___, 2007. Our annual report for the year ended December 31, 2006, is being sent to each stockholder of record along with this proxy statement.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At our annual meeting, our stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of directors and proposals to increase the number of shares available under our Option Plan and to reauthorize a reverse stock split. In addition, our management will report on our performance during the 2006 year and respond to questions from stockholders.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, May 11, 2007, are entitled to receive notice of the annual meeting and to vote the shares of our common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted upon and each outstanding share of Series A Junior Preferred Stock outstanding entitles its holder to cast one vote on each matter to be voted upon. The holders of common stock and Series A Junior Preferred Stock vote together in a single class.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Seating, however, may be limited. Admission to the meeting will be on a first-come, first-served basis. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, we had 93,733,613 shares of common stock outstanding and 769,575 shares of Series A Junior Preferred Stock outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

How do I vote?

You can vote your shares using one of the following methods:

•	Vote through the Internet at the website shown on the proxy card

•	Vote by telephone using the toll-free number shown on the proxy card

•	Complete and return a written proxy card

Internet and telephone voting are available 24 hours a day, and if you use one of these methods, you do not need to return a proxy card. The deadline for voting through the Internet or by telephone is 11:59 p.m., Eastern time, on Thursday, June 21, 2007.

You can also vote in person at the meeting, and submitting your voting instructions by any of the methods mentioned above will not affect your right to attend and vote. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Can I change my vote after I return my proxy card?

Yes. Even after you have voted by Internet, telephone or on a written proxy card, you may change your vote at any time before the proxy is exercised by filing with our secretary either a written notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy. All written notices of revocation or other communications with respect to revocation of proxies should be addressed as follows: Migo Software, Inc., 555 Twin Dolphin Drive, Suite 650, Redwood City, California 94065, Attention: Richard Liebman, Secretary.

What are the recommendations of our board of directors?

Unless you give other instructions when voting, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our board of directors. Our board recommends a vote (i) FOR election of the nominated slate of Directors, (ii) FOR approval of the proposal to increase the number of shares available under our Option Plan, and (iii) FOR the proposal to approve the amendment to our Amended and Restated Certificate of Incorporation that will allow our board of directors to effect a reverse split and grant to the board authority, in its sole discretion, to establish the ratio for the reverse split at up to one-for-fifteen, or not to complete the reverse split.

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by our board of directors or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

Election of Directors. The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Approval of Increase of Number of Shares Available under Option Plan. The affirmative vote of the holders of a majority of the votes represented and entitled to vote at the meeting is required for the approval of Proposal No. 2 relating to the increase in the number of shares available under our Option Plan.

Amendment to Certificate of Incorporation to Reauthorize Reverse Split. The affirmative vote of the holders of a majority of the shares of common stock and Series A Junior Preferred Stock entitled to vote is required for the approval of Proposal No. 3 relating to the reverse stock split.

Abstentions are included in the shares present at the meeting for purposes of determining whether a quorum is present. Broker non-votes (when shares are represented at the meeting by a proxy specifically conferring only limited authority to vote on certain matters and no authority to vote on other matters) are also included in the determination of the number of shares represented at the meeting for purposes of determining whether a quorum is present. Because directors are elected by a plurality of the votes cast, votes to “WITHHOLD AUTHORITY” with respect to one or more nominees and any abstentions and broker non-votes will not be counted and will not have an effect on the outcome of the election.

Since Proposals No. 2 and 3 each require approval by the affirmative vote of a majority of the shares (with respect to Proposal No. 2, the number of shares represented and entitled to vote at the meeting and with respect to Proposal No. 3 the number of shares outstanding), any non-votes (including absentions and broker non-votes) are effectively votes against for purposes of determining whether these Proposals are approved.

Other Items. For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. Our management knows of no matter to be brought before the meeting other than the election of directors and the proposals to increase the number of shares available under the Option Plan and to reauthorize a reverse stock split. If, however, any other matters properly come before the meeting, it is intended that the proxies will be voted in accordance with the judgment of the person or persons voting such proxies.

How will proxies be solicited?

Proxies will be solicited by mail. Proxies may also be solicited by our officers and regular employees personally or by telephone, or email, or facsimile, but such persons will not be specifically compensated for such services. Banks, brokers, nominees and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding soliciting material to their principals, the beneficial owners of our common stock. We will pay the expense of preparing, assembling, printing, mailing and soliciting proxies.

Is there electronic access to the proxy materials and annual report?

Yes. This proxy statement and our annual report are available on our web site, www.migosoftware.com.

STOCK OWNERSHIP

Security Ownership of Management and Certain Beneficial Owners

The following table shows information known to us with respect to beneficial ownership of common stock as of April 20, 2007, by (A) each director, (B) each of the executive officers named in the Summary Compensation Table beginning on page 32, (C) all executive officers and directors as a group and (D) each person known by us to be a beneficial owner of more than 5% of our outstanding common stock.

Name Of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percentage of Ownership (2)
Lifeboat Holdings, Inc. (3) 2811 McGaw, Suite A, Irvine, CA 92714	20,000,000	21.3%
Alex Mashinsky, director (4) 322 8th Avenue, New York, NY 10001	9,791,242	10.1%
Lehman Brothers Holdings, Inc. (5) 745 Seventh Ave., New York, NY 10019	7,662,461	8.0%
Software Capital Partners LP (6) 30E 65th St., New York, NY 10021	7,089,394	7.4%
Kent Heyman, chief executive officer and co-chairman of the board (7) 555 Twin Dolphin Dr., Suite 650, Redwood City, CA 94065	5,750,000	5.8%
Software Seed Capital Partners IV, L.P. (8) 535 Madison Ave., New York, NY 10022	5,119,401	5.4%
AIGH Investment Partners, LLC (9) 6006 Berkeley Avenue, Baltimore, MD 21209	5,067,490	5.3%
Jay Elliot, chief strategy officer and co-chairman of the board (10)	4,250,000	4.4%
Richard Liebman, chief financial officer (11)	2,350,000	2.5%
Greg Osborn, director (12)	1,707,714	1.8%
Mel Lavitt, director (13)	1,600,000	1.7%
Malcolm Elvey, director (14)	1,010,835	1.1%
Timothy Wallace, director (15)	600,000	Less than 1%
All officers and directors as a group (16)	27,318,125	24.8%

(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of equity securities shown as beneficially owned by them.

(2) Applicable percentage of ownership for each holder is based on 93,733,613 shares of common stock outstanding on April 20, 2007, plus any common stock equivalents and presently exercisable stock options or warrants held by each such holder, and options or warrants held by each such holder which will become exercisable within 60 days after the date of this proxy statement.

(3) Information is based on a Schedule 13D filed with the Securities and Exchange Commission on January 10, 2007.

(4) Mr. Mashinsky's beneficial ownership includes 8,559,191 shares (including warrants to purchase 2,677,353 shares) owned by Governing Dynamics Investments, LLC, of which Mr. Mashinsky is the sole member and manager. Also includes options to purchase100,000 shares of common stock held by Mr. Mashinsky which are presently exercisable. This information includes disclosures made in a Schedule 13D filed with the Securities and Exchange Commission on April 17, 2006, and certain other information provided by Alex Mashinsky and Governing Dynamics Investments, LLC.

(5) Information is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 7, 2007, by Lehman Brothers Holdings, Inc., Lehman Brothers, Inc. and LB I Group, Inc. LB I Group, Inc. holds 5,977,412 shares of common stock and warrants to purchase an additional 1,685,049 shares. LB I Group, Inc. is a wholly owned subsidiary of Lehman Brothers, Inc., which is a wholly owned subsidiary of Lehman Brothers Holdings, Inc.

(6) Information is based on a Schedule 13G filed with the Securities and Exchange Commission on April 3, 2006, by Software Capital Partners, L.P., Netconsult Holdings, LLC and Susi Belli, who share voting and dispositive power over the shares reported. Software Capital Partners, L.P. holds 4,940,957 shares of common stock and warrants to purchase an additional 2,148,437 shares. Netconsult Holdings, LLC is the sole general partner of Software Capital Partners, L.P. Susi Belli is the sole member and manager of Netconsult Holdings, LLC. The share ownership figure indicated above includes 644,082 shares received as a penalty due to the delayed effectiveness of a registration statement covering these shares.

(7) Mr. Heyman's beneficial ownership includes options to purchase 5,200,000 shares which are presently exercisable.

(8) Information is based on a Schedule 13G filed with the Securities and Exchange Commission on March 17, 2006, by Software Seed Capital Partners IV, L.P., Technology Seed Capital Partners, LLC and David De Leeuw, who share voting and dispositive power over the shares reported. Software Seed Capital Partners IV, L.P. holds 3,327,351 shares of common stock and warrants to purchase an additional 1,792,050 shares. Technology Seed Capital Partners, LLC is the sole general partner of Software Seed Capital Partners IV, L.P. David De Leeuw is the controlling member and manager of Technology Seed Capital Partners, LLC. The share ownership figure indicated above includes 401,494 shares received as a penalty due to the delayed effectiveness of a registration statement covering these shares.

(9) Information is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2007, by AIGH Investment Partners, LLC. Includes warrants to purchase 1,562,500 shares.

(10) Mr. Elliot’s beneficial ownership includes options to purchase 3,250,000 shares of common stock which are presently exercisable.

(11) Mr. Liebman’s beneficial ownership includes options to purchase 1,750,000 shares of common stock which are presently exercisable.

(12) Mr. Osborn’s beneficial ownership includes warrants or options to purchase 1,168,559 shares of common stock held by Mr. Osborn or InDigo Ventures of which Mr. Osborn is a managing partner. The warrants and options included are presently exercisable.

(13) Mr. Lavitt’s beneficial ownership includes options to purchase 600,000 shares of common stock which are presently exercisable. Also includes 500,000 shares owned by Mr. Lavitt’s wife.

(14) Mr. Elvey’s beneficial ownership includes options and warrants to purchase 761,922 shares of common stock which are presently exercisable.

(15) Mr. Wallace’s beneficial ownership includes options to purchase 600,000 shares of common stock which are presently exercisable.

(16) Includes options to purchase 258,334 shares of common stock held by executive officers not named in the above table, which are either presently exercisable or exercisable within 60 days after the date of this proxy statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of our equity securities to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by the Exchange Act to furnish us with copies of all Section 16(a) forms they file.

The following beneficial ownership reports were filed late during 2006: Each of Malcolm Elvey and Mel Lavitt filed his initial report on Form 3 less than one week late and a Form 4 to report the grant of options two days late; Each of Gregory Osborn and Timothy Wallace filed a Form 4 to report the grant of options two days late; Alex Mashinsky filed Form 4’s less than one month late on four occasions and filed a Form 5 as of the end of 2005 less than one month late; Richard Liebman filed a Form 4 to report the grant of restricted stock one day late; and each of Robert Halligan and Michael Hummell filed his initial report on Form 3 less than ten days late.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Our by-laws provide for a number of directors set by our board of directors. Our board of directors currently consists of seven directors, but our board of directors has determined that the board shall consist of four directors for the ensuing year. All directors serve for a one year term and until their successors are elected.

The following table sets forth certain information with respect to our board of directors as of April 20, 2007:

Name	Age	Position	Director Since
Kent Heyman	51	Chief Executive Officer, Co-Chairman of the Board	2005
Jay Elliot	67	Chief Strategy Officer, Co-Chairman of the Board	2002
Malcolm L. Elvey (1) (3)	65	Director	2006
Mel S. Lavitt (2)	69	Director	2006
Alex Mashinsky (2)	41	Director, Vice Chairman of the Board	2005
Gregory J. Osborn (1)	42	Director	2005
Timothy W. Wallace (1)	49	Director	2006
____________
(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Corporate Governance Committee

Our board of directors has determined that Malcolm L. Elvey, Gregory J. Osborn and Timothy W. Wallace are independent under Rule 4200(a)(14) of the National Association of Securities Dealers’ listing standards.

Nominees for Election as Directors

Four directors are to be elected at this annual meeting. These four directors will constitute the entire board. The corporate governance committee of our board of directors has nominated Kent Heyman, Mel Lavitt, Alex Mashinsky and Timothy Wallace, all of whom are currently members of the board, to be re-elected for a one-year term expiring in 2008. Each elected director will hold office until his term expires and until his successor is duly elected and qualified.

It is the intention of the persons named in the accompanying proxy form to vote for the election of all nominees unless otherwise instructed. If for any reason any such nominee is not a candidate when the election occurs, which event is not anticipated, it is the intention of the persons named in the accompanying proxy form to vote for the remaining nominees named and to vote in accordance with their best judgment if any substitute nominees are named.

The principal occupations and business experience, for at least the past five years, of each nominee is as follows:

Kent Heyman joined our board of directors as executive chairman in September 2005 and became chief executive officer in January 2006. Mr. Heyman served on the board of directors of Knova Software, Inc. (a software company formerly ServiceWare Technologies, Inc.) from February 2002 until its acquisition in March 2007, and served as its president and chief executive officer from September 2001 until the consummation of the merger with Kanisa in February 2005. From June 1996 to December 2000, he served as senior vice president at Mpower Communications, a facilities-based communications provider. Prior to his tenure at Mpower, Mr. Heyman served as litigation department chairman and lead trial counsel for Dowling Magarian Aaron and Heyman, a law firm in Fresno, California. Mr. Heyman earned a doctor of law (J.D.) degree from the University of the Pacific’s McGeorge School of Law, and received a bachelor’s degree from California State University, Fresno. Mr. Heyman also serves on the Board of Directors of TechTeam Global, Inc., a public company (Nasdaq: TEAM).

Mr. Heyman was elected to the Board pursuant to the terms of the Common Stock and Warrant Purchase Agreements entered into in connection with the September 2005 private placement.

Alex Mashinsky has been the managing partner of VenturiFX, an early stage venture capital firm since December 2000 and for the last five years, has been the managing member of Governing Dynamics Investments, LLC, a venture capital firm. Mr. Mashinsky founded several companies including Qlimo in 2002, Qwireless in 2001, Clematises in 2000, and Arbinet in 1996, where he served as its CEO until January 2000 and is currently on the board of directors. Mr. Mashinsky was elected to the Board pursuant to the terms of the Common Stock and Warrant Purchase Agreements entered into in connection with the September 2005 private placement.

Mel Lavitt joined our board of directors in May 2006. Mr. Lavitt has been a managing director at the investment banking firm of C.E. Unterberg, Towbin (or its predecessor) since 1992 and is currently serving as vice chairman and managing director. From June 1987 until August 1992, Mr. Lavitt was president of Lavitt Management, a business consulting firm. From 1978 until June 1987, Mr. Lavitt served as an administrative managing director for the investment banking firm of L.F. Rothschild, Unterberg, Towbin, Inc. Mr. Lavitt is also a director of Jabil Circuit, Inc. and St. Bernard Software.

Timothy Wallace joined our board of directors in May 2006. Mr. Wallace currently is the chairman and chief executive officer of Full Tilt Solutions, a business-to-business software company, which he joined in January 2000. Prior to Full Tilt, Mr. Wallace was the president and chief executive officer of Xerox Connect, a network integration technology company from May 1998 through December 1999. From 1996 until May 1998, Mr. Wallace was the president of XLConnect Solutions, which he founded. Xerox acquired XLConnect in May 1998. From 1991 to 1996, Mr. Wallace was the vice president of professional services of The Future Now. Mr. Wallace received a Bachelor of Science degree in business administration from Indiana University of Pennsylvania and a master’s degree in business administration from Miami University of Ohio. Mr. Wallace also serves on the board of directors, and is chairman of the audit committee, of Medecison, a public company (Nasdaq: MEDE).

Our board of directors recommends that stockholders vote FOR each of the nominees to our board of directors. Please note that proxies cannot be voted for more than four directors.

Directors Whose Term of Office Will Expire at 2007 Annual Meeting

The terms of the following directors will expire at the time of the 2007 annual meeting of stockholders:

Jay Elliot was elected to serve as our chief strategy officer in January 2006 and has served as the chairman or co-chairman of the board since May 2002. As a founder of ours, Mr. Elliot served as our chief executive officer from May 2002 until January 2006. From February to December 2001, Mr. Elliot was the chief executive officer of New Health Systems, a network technology company connecting physicians and vendors to patients and affiliated hospitals.

Mr. Elliot has over 30 years operating experience with corporations including IBM, Intel and Apple Computers. From 1980 to 1986, Mr. Elliot served as the executive vice-president of Apple Computers and served as the chief operating officer of the Macintosh division.

Malcolm Elvey serves as managing partner of Collaborative Capital, a venture capital fund focused on early-stage technology companies, established in 1999. Mr. Elvey is also director and serves as chairman of the audit committee of The Children's Place Retail Stores, Inc. From 2004 to 2006, Mr. Elvey served as the chief executive officer of Qlimo, a New York ground transportation company. Mr. Elvey is a Chartered Accountant and M.B.A.

Greg Osborn was elected to our board of directors in June 2005. Mr. Osborn has served as the managing partner of IndiGo Ventures LLC, a merchant banking and financial advisory firm, since June 1999. Indigo Securities, LLC (formerly known as Middlebury Capital), an entity under joint control with IndiGo Ventures LLC, has provided investment banking services to us within the last 2 years. Mr. Osborn holds a B.S. in Finance and Economics from Ramapo College of New Jersey. Mr. Osborn also serves on the boards of directors of iCurie Inc. a public company, and ideavillage.com, a private company. He also serves on the board of directors of Children of Bellevue, and on the corporate advisory board of Advance Nanotech, Inc.

None of our current directors is related to any other director or to any executive officer of ours.

Committees of the Board of Directors

We have a standing audit committee, compensation committee and corporate governance committee. Each committee has the right to retain its own legal and other advisors.

Audit Committee

Effective as of May 11, 2006, our audit committee consists of Timothy Wallace (chairman), Malcolm Elvey and Greg Osborn. Our board of directors has designated Timothy Wallace as our “audit committee financial expert”. Our audit committee met four times during 2006.

Our board of directors has adopted a charter for the audit committee setting forth the structure, powers and responsibilities of the audit committee. A copy of the audit committee charter can be found on our website at www.migosoftware.com by clicking on "The Company" and then following the links under “Investor Relations.”

The primary responsibilities of our audit committee include: (i) monitoring and overseeing our accounting and financial reporting policies and practices and our internal controls; (ii) overseeing the quality and objectivity of our financial statements and the independent audit thereof by, among other things, reviewing and appraising the audit efforts of our independent auditors; and (iii) acting as liaison, among the independent auditors, our management and the full board of directors.

Each current audit committee member is an independent member of our board of directors as defined in Rule 4200(a)(14) of the National Association of Securities Dealers' listing standards. No audit committee member is an officer or employee of ours and no audit committee member has a relationship which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Compensation Committee

Effective May 11, 2006, our compensation committee consists of Alex Mashinsky (chairman) and Mel Lavitt. Our compensation committee met three times during 2006.

Our board of directors has adopted a charter for the compensation committee setting forth the structure, powers and responsibilities of the compensation committee. A copy of the charter of the compensation committee can be found on our website at www.migosoftware.com by clicking on “The Company” and then following the links under “Investor Relations”.

The compensation committee determines our compensation policies and forms of compensation provided to our directors and officers. The compensation committee also reviews and determines bonuses for our officers and other employees. In addition, the compensation committee reviews and determines stock-based compensation for our directors, officers, employees and consultants and administers our stock option plan. Our chief executive officer and chairman of the board, Kent Heyman, provides input to the compensation committee in making compensation decisions for our other executive officers.

Compensation Committee Interlocks and Insider Participation

Our compensation committee consists of Messrs. Mashinsky and Lavitt. Neither of the members of the compensation committee ever served as officers or employees of our company. No interlocking relationship existed during the 2006 year between any executive officer of ours and the board of directors or compensation committee of another company.

Corporate Governance Committee

Our corporate governance committee currently consists only of Malcolm Elvey and, as such, did not formally meet as a committee during 2006. Our board regularly considers corporate governance issues Mr. Elvey is independent as defined in Rule 4200(a)(14) of the National Association of Securities Dealers’ listing standards. The responsibilities of our corporate governance committee are to:

•	identify qualified candidates to serve as director and recommend to our board of directors nominees for director;

•	lead our board of directors in its annual review of our board’s performance;

•	recommend to our board of directors nominees for each committee of our board of directors; and

•	develop and recommend to our board of directors corporate governance guidelines.

A copy of the corporate governance committee charter can be found on our website at www.migosoftware.com by clicking on "The Company" and then following the links under “Investor Relations.”

To fulfill its responsibilities, the corporate governance committee will periodically consider and make recommendations to the board regarding what experience, talents, skills and other characteristics the board as a whole should possess in order to maintain its effectiveness. In determining whether to nominate an incumbent director for reelection, the corporate governance committee will evaluate each incumbent’s continued service, in light of the board’s collective requirements, at the time such director comes up for reelection. When the need for a new director arises (whether because of a newly created board seat or vacancy), the corporate governance committee will proceed by whatever means it deems appropriate to identify a qualified candidate or candidates. The corporate governance committee will review the qualifications of each candidate. Final candidates generally will be interviewed by our chief executive officer and one or more other board members. The corporate governance committee will then make a recommendation to the board based on its review, the results of interviews with the candidate and all other available information. Our board makes the final decision on whether to invite the candidate to join the board.

The corporate governance committee’s charter provides general qualifications nominees should meet. These qualifications include the following:

•
Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our stockholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. We endeavor to have a board representing diverse experience in areas that are relevant to our business activities.

•
Directors must be willing to devote sufficient time to carrying out their duties and responsibilities efficiently, and should be committed to serve on the board for an extended period of time. Directors should offer their resignation in the event of any significant change in their personal circumstances, including a change in their principal job responsibilities.

•
A director should disclose the director’s consideration of new directorships with other organizations so that the board can consider and express its views regarding the impact on the director’s service to us. The corporate governance committee and the board will consider service on other boards in considering potential candidates for nomination to stand for election or re-election to our board. Current positions held by directors may be maintained unless the board determines that doing so would impair the director’s service to our board.

Any stockholder may nominate a person for election as a director at a meeting of stockholders at which the nominating stockholder is entitled to vote by following certain procedures. These procedures generally require that certain written information about the nominee and nominating stockholder be delivered or mailed and received at our principal executive offices, to the attention of our corporate secretary, not less than 120 calendar days in advance of the date of the notice of annual meeting released to stockholders in connection with the previous year’s annual meeting of stockholders.

In addition, the corporate governance committee will consider for inclusion in the board’s annual slate of director nominees candidates recommended by significant, long-term stockholders. A significant long-term stockholder is a stockholder, or group of stockholders, that beneficially owned more than 5% of our voting stock for at least two years as of the date the recommendation was made and at the record date for the stockholder meeting. In order for such a nominee to be considered for inclusion with the board’s slate, the nominating stockholder shall submit a timely nomination notice in accordance with the procedures above. The nominating stockholder should expressly indicate in the notice that such stockholder desires that the board and corporate governance committee consider the stockholder’s nominee for inclusion with the board’s slate of nominees for the meeting. The nominating stockholder and stockholder’s nominee should undertake to provide, or consent to our obtaining, all other information the board and corporate governance committee request in connection with their evaluation of the nominee.

A stockholder nominee submitted for inclusion in the board’s slate of nominees should meet the criteria for a director described above. In addition, in evaluating stockholder nominees for inclusion with the board’s slate of nominees, the board and corporate governance committee may consider all information relevant in their business judgment to the decision of whether to nominate a particular candidate for a particular board seat, taking into account the then-current composition of our board.

The corporate governance committee continues to evaluate its policies and procedures regarding stockholder nominations in light of changing industry practices and regulation. The policies and procedures described above are subject to change.

Meetings of our Board of Directors

Our board of directors met nine times during our 2006 year. Each incumbent director attended at least 75% of the total of all board and committee meetings he was entitled to attend during the 2006 year. It is the policy of our board that a majority of its members attend each annual meeting of stockholders so that the board is adequately represented. We did not have a formal stockholders’ meeting in 2006.

Independent members of our board may be contacted by letter directed to the named member in care of Migo Software, Inc., Corporate Secretary, 555 Twin Dolphin Drive, Suite 650, Redwood City, California 94065. The sealed envelope will be sent on to the addressee by our corporate secretary.

BOARD AUDIT COMMITTEE REPORT

The audit committee reports to our board of directors and is responsible for, among other things, considering the appointment of our independent auditors, reviewing their independence, reviewing with the auditors the plan and scope of the audit, monitoring the adequacy of reporting and internal controls and discussing our financial statements and other financial information with management and the independent auditors. The audit committee acts under a written charter adopted and approved by our board of directors. Our board of directors has determined that none of the members of the audit committee has a relationship with our company that may interfere with the audit committee’s independence from our company and management.

Management has primary responsibility for the financial statements and the overall reporting process, including the system of internal controls. The independent auditors audit our financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows prepared in accordance with accounting principles generally accepted in the United States of America and discuss with the audit committee any issues they believe should be raised.

In connection with the preparation and filing of our annual report on Form 10-K for the year ended December 31, 2006:

(1)
The audit committee reviewed and discussed our audited financial statements with management. Management has represented to the audit committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

(2)
The audit committee discussed with Hein & Associates, LLP, our independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statements on Auditing Standards No. 89 and 90 (Codification of Statements on Auditing Standards) and Rule 2-07 of Regulation S-X.

(3)
The audit committee received the written disclosures and the letter from Hein & Associates, LLP required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Hein & Associates, LLP the independence of that firm as our independent auditors. All audit and non-audit services provided by Hein & Associates, LLP were reviewed by the audit committee. The audit committee has considered whether the provision of non-audit services is compatible with maintaining the auditors’ independence.

(4)
Based on the audit committee’s review and discussions referred to above, the audit committee recommended to our board of directors that our audited financial statements be included in our annual report on Form 10-KSB for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Timothy Wallace     Malcolm Elvey     Greg Osborn
(Chairman)

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

PROPOSAL NO. 2- Approval of Amendment to 2004 Omnibus Stock Incentive Plan
We adopted the PowerHouse Technologies Group, Inc. 2004 Omnibus Stock Incentive (the "Option Plan"). The Option Plan provides for a maximum share reserve of 20,000,000 shares. As of April 20, 2007, options to purchase 18,565,000 shares of common stock had been granted and are outstanding pursuant to the Option Plan, and 415,000 shares of common stock are available for future grants under the Option Plan, without taking the proposed increase into account.

Our board of directors believes the availability of additional options to purchase common stock is necessary to enable us to provide existing and new employees, consultants and directors with equity ownership as an incentive to contribute to our success. The Option Plan amendment will increase the Option Plan's share reserve from 20,000,000 to 30,000,000 shares.

We are now asking the stockholders to approve the amendment of the Option Plan to increase the aggregate number of shares of common stock issuable under the Option Plan by 10,000,000 shares from 20,000,000 shares to 30,000,000 shares. Our board of directors believes that the availability of an adequate stock option program is an important factor in attracting and retaining qualified officers, employees, non-employee directors and consultants essential to our success and in aligning their long-term interests with those of our stockholders

Summary of the Provisions of the 2004 Omnibus Stock Incentive Plan.

The following is a summary of the Option Plan and is qualified in its entirety by the specific language of the Option Plan, a copy of which is available to any stockholder upon request, and has been previously filed with the Securities and Exchange Commission.

Awards. We may grant incentive stock options, nonqualified stock options or restricted stock under the Option Plan.

Eligibility. The individuals eligible to participate in our Option Plan include our employees, members of our board of directors, advisors and any consultants we hire. As of the close of business on April 20, 2007, we had approximately 39 employees (including four executive officers) and five other members of our board of directors.

Administration. Our Option Plan is administered by the compensation committee of our board of directors. The compensation committee determines which eligible individuals are to receive option grants or stock issuances under the Option Plan, the time or times when the issuances are to be made, the number of shares subject to each grant or issuance, the status of any granted option as either an incentive stock option or a nonqualified stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding.

Shares Subject to the Option Plan. The Option Plan as previously amended provides for a maximum share reserve of 20,000,000 shares. Options forfeited prior to their exercise (or any restricted stock acquired and later forfeited) will again be subject to new grants under the Option Plan.

Exercise Price of Stock Options. The exercise price per share for each stock option is determined by our compensation committee; provided, however, that such exercise price shall not, in the case of an incentive stock option, be less than 100% of the Fair Market Value of a share of common stock on the date of grant, or 110% of the Fair Market Value in the case of a stockholder deemed to be a 10% stockholder under Section 422 of the Internal Revenue Code. "Fair Market Value" for all options granted under the Option Plan is defined generally as the closing price of a share of our common stock on the date of grant as reported on The Nasdaq Stock Market, other securities exchange or Over the Counter Bulletin Board on which our common stock is traded. If no sale of common stock shall have occurred on a date of grant, the closing price on the next preceding date on which there was a reported sale will be used to determine Fair Market Value.

Purchase of Shares Covered by Stock Options. The shares covered by a stock option may be purchased by cash, tendering shares of our common stock held by the participant, third-party cashless exercise transactions or any other form of payment our board of directors may approve.

Termination of Stock Options. Unless otherwise determined by our board of directors, all rights to exercise stock options terminate on the date specified in the option agreement.

Change of Control. If control of our company changes through, for example, an acquisition of more than 50% of the combined voting power of our stock by another person or company, or through a merger with another company, and the acquirer fails to assume or replace with equivalent awards all outstanding awards under the Option Plan, then the compensation committee will have the discretion to cause outstanding options or restricted stock that have not vested prior to the change of control to immediately vest and to make other adjustments the compensation committee determines to be appropriate.

Adjustments to Reflect Capital Changes. The number and kind of shares subject to outstanding grants and awards, the exercise price applicable to stock options previously granted, and the number and kind of shares available subsequently to be granted under the Option Plan will be appropriately adjusted to reflect any stock dividend, stock split, combination or exchange of shares or other change in capitalization with a similar substantive effect upon the Option Plan or grants under the Option Plan. Our board of directors has the power and sole discretion to determine the nature and amount of the adjustment to be made in each case. The adjustment so made is final and binding on all participants.

Federal Income Tax Consequences. The following generally summarizes the United States federal income tax consequences that generally will arise with respect to awards granted under the Option Plan. This summary is based on the tax laws in effect as of the date of this proxy statement. Changes to these laws could alter the tax consequences described below.

Incentive Stock Options. A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by us or a corporate parent or majority-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under "Nonstatutory Stock Options." The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Nonstatutory Stock Options. A participant will not have income upon the grant of a nonstatutory stock option. A participant will have compensation income upon the exercise of a nonstatutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Restricted Stock. A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Internal Revenue Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Tax Consequences to Us. There will be no tax consequences to us except that we will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Internal Revenue Code.

New Plan Benefits

It is not currently determinable how much of the benefits of the proposed amendment to the Option Plan will be received by or allocated to our executive officers or directors as such grants are made in the discretion of our board of directors or the compensation committee.

Previously Granted Options Under the Option Plan

Through April 20, 2007, we had granted options to purchase an aggregate of 20,360,000 shares of common stock under the Option Plan (including those options which have been exercised and those that have been canceled or forfeited as of such date) at an average exercise price of $0.27 per share. As of April 20, 2007, options to purchase 13,961,598 shares were vested and options to purchase 1,020,000 shares had been exercised under the Option Plan. The following table sets forth the options granted under the Option Plan to: (i) the executive officers named in the Summary Compensation Table on page 32, (ii) all current executive officers as a group; (iii) all current directors who are not executive officers as a group; (iv) each associate of any of such directors, executive officers or nominees; (v) each person who has received or is to receive 5% of such options or rights; and (vi) all employees, excluding executive officers, as a group.

Name	Options Granted through April 20, 2007	Average Exercise Price	Expiration Date
Kent Heyman	5,200,000	$0.25	2015-2016
Jay Elliot	3,200,000	$0.30	2015-2016
Malcolm Elvey	600,000	$0.37	2015-2016
Mel Lavitt	600,000	$0.37	2015-2016
Alex Mashinsky	100,000	$0.20	2015-2016
Gregory Osborn	400,000	$0.29	2015-2016
Timothy Wallace	600,000	$0.37	2015-2016
Richard Liebman	1,750,000	$0.22	2015-2016
Robert Halligan	1,000,000	$0.15	2016
All current executive officers as a group (4 persons)	11,150,000	$0.25	2015-2016
All current directors who are not executive officers as a group (5 persons)	3,320,000	$0.34	2015-2016
Each associate of any directors, executive officers or nominees	--	--	--
All employees, excluding executive officers, as a group (approximately 35 persons)(1)	8,475,000	$0.27	2015-2017
	_______________	______________	__________
_______________________
(1) All 39 of our employees are eligible to participate in the Option Plan.

As of April 20, 2007, the market value of the common stock underlying the Option Plan was $0.18 per share.

Of the 20,360,000 options granted as of April 20, 2007, 775,000 of such options have been canceled and may be reissued by us.

Options are granted under the Option Plan pursuant to various vesting schedules. In general, such options vest over a three year period.

Each of the following individuals holds more than 5% of the total options issuable under the Option Plan: Kent Heyman 26%; Jay Elliot 16%; Richard Liebman 8.8%

Recommendation. Our board of directors believes that approval of the Amendment to the Option Plan is in the best interest of our company and our stockholders because the availability of additional shares under our Option Plan will enable us to attract and retain employees and provide those employees with competitive incentives which also align their interests with those of our stockholders.

Our board of directors recommends that the stockholders vote "for" the approval of the amendment to the Option Plan.

PROPOSAL NO. 3
REVERSE STOCK SPLIT

Our board of directors believes it is advisable and in the best interests of our stockholders to be granted the authority to effect a reverse stock split of our outstanding common stock. Our board has unanimously approved the presentation to stockholders of a proposal to amend our Amended and Restated Certificate of Incorporation to allow our board of directors to effect a reverse stock split of our common stock on the terms described in this proxy statement. The board of directors is asking the stockholders to approve this amendment, which the board of directors may implement in its sole discretion at any time before June 30, 2009.

A similar proposal to Proposal No. 3 discussed below was approved by our stockholders by consent dated as of April 7, 2006, but the authority granted to our board has expired without action by our board. Our board of directors has deferred action on a reverse split as we were uncertain as to whether we would be able to meet other listing criteria of the Nasdaq Stock Market (“Nasdaq”) or a national stock exchange. We are now once again proposing to grant our board of directors the authority to implement a reverse stock intended to increase our per share stock price in a manner that our stock may become eligible for listing on Nasdaq or a national stock exchange.

The amendment approved by our board of directors does not specify the ratio for the reverse stock split but rather approves a range for a reverse stock split of between one-for-two and one-for-fifteen (the “Reverse Split”). As such, in asking the stockholders to approve the Reverse Split, the board is also asking the stockholders to grant to them the authority to set the ratio for the Reverse Split. Based on the current market price of our common stock, the Reverse Split would be implemented at no less than one-for-fifteen. However, an increase in our stock price before the Reverse Split is implemented could cause our board of directors to consider a Reverse Split at a lesser ratio.

If the stockholders approve Proposal No. 3 relating to the Reverse Split at the annual meeting, the board will be authorized, in its sole discretion, to implement the Reverse Split at any time before June 30, 2009, or to abandon the Reverse Split as it determines is advisable considering relevant market conditions at the time of the Reverse Split. We believe that approval of this discretion to the board provides the board with maximum flexibility to react to current market conditions and to therefore act in the best interests of our company and our stockholders. In setting the ratio for the Reverse Split, the intention of our board of directors would be to increase the stock price sufficiently above the minimum bid price that may be required for listing on a national stock exchange or the Nasdaq so that we may become eligible for listing without being subjected to delisting for failure to meet the minimum bid price absent a significant percentage decline in our stock price.

One principal effect of the Reverse Split would be to decrease the number of outstanding shares of our common stock. Except for minimal adjustments that may result from the treatment of fractional shares as described below, the Reverse Split will not have any dilutive effect on our stockholders since each stockholder would hold the same percentage of common stock outstanding immediately following the Reverse Split as such stockholder held immediately prior to the Reverse Split. The relative voting and other rights that accompany the shares of common stock would not be affected by the Reverse Split.

The table below shows the number of shares that would be issued and outstanding, authorized and reserved for issuance and authorized but unreserved for issuance upon the implementation of the Reverse Split at each ratio from one-for-two to one-for-fifteen based on our capitalization as of March 31, 2007.

	Shares Issued and Outstanding*	Shares Authorized and Reserved for Issuance	Shares Authorized but Unreserved
As of March 31, 2007	93,733,613	45,443,350	60,823,037
If 1-for-2 Stock Split Enacted	46,866,807	22,721,675	130,411,519
If 1-for-3 Stock Split Enacted	31,244,538	15,147,783	153,607,679
If 1-for-4 Stock Split Enacted	23,433,403	11,360,838	165,205,759
If 1-for-5 Stock Split Enacted	18,746,723	9,088,670	172,164,607
If 1-for-6 Stock Split Enacted	15,622,269	7,573,892	176,803,840
If 1-for-7 Stock Split Enacted	13,390,516	6,491,907	180,117,577
If 1-for-8 Stock Split Enacted	11,716,702	5,680,419	182,602,880
If 1-for-9 Stock Split Enacted	10,414,846	5,049,261	184,535,893
If 1-for-10 Stock Split Enacted	9,373,361	4,544,335	186,082,304
If 1-for-11 Stock Split Enacted	8,521,238	4,131,214	187,347,549
If 1-for-12 Stock Split Enacted	7,811,134	3,786,946	188,401,920
If 1-for-13 Stock Split Enacted	7,210,278	3,495,642	189,294,080
If 1-for-14 Stock Split Enacted	6,695,258	3,245,954	190,058,788
If 1-for-15 Stock Split Enacted	6,248,908	3,029,557	190,721,536

*Shares issued and outstanding excludes treasury shares.

Although the Reverse Split will not have any dilutive effect on our stockholders, the proportion of shares owned by our stockholders relative to the number of shares authorized for issuance will decrease.

Other than shares reserved for issuance upon exercise of outstanding stock options and warrants and shares that may be reserved in the future upon future grants of stock options in accordance with our Option Plan and under any acquisition we may undertake, we have no plans at the present time to issue additional shares of our common stock. Nevertheless, our board of directors may, from time to time, deem it to be in the best interests of our company and our stockholders to enter into acquisitions, transactions and other ventures that may include the issuance of shares of our common stock. In that event, our board of directors would seek approval of the stockholders but only if required at that time. The Reverse Split is not part of any plan or proposal to take our company private. Rather, the Reverse Split is intended to enable us to remain public and to increase the possibility that our common stock may become eligible for trading on a national stock exchange or Nasdaq.

The Reverse Split Amendment to effect the Reverse Split is attached to this proxy statement as Appendix A.

Stockholders do not have the statutory right to dissent and obtain an appraisal of their shares under Delaware law in connection with the amendment to our charter to complete the Reverse Split.

Background of the Reverse Split

Our common stock is traded on the over-the-counter bulletin board maintained by the National Association of Securities Dealers. We would like to have our common stock become listed on Nasdaq or on a national stock exchange, but we do not currently meet the listing requirements for Nasdaq or any national stock exchange.

By way of illustration, listing on The Nasdaq Global Market would require:

(1) a minimum bid price of $5.00 per share;
(2) a public float of 1,100,000 shares;
(3) a market value of public float of at least $8,000,000;
(4) at least three market makers;
(5) at least 400 round lot stockholders; and
(6) compliance with Nasdaq corporate governance rules.

Our board believes that it is in the best interest of our company and our stockholders to approve the proposal relating to the Reverse Split at this time to give the board the flexibility to implement a Reverse Split intended to increase our minimum bid price. After giving effect to the Reverse Split, we anticipate that we might be eligible for listing on Nasdaq or a national stock exchange. Even if the Revenue Split is implemented, we cannot assure our stockholders that we will be able to achieve listing of our common stock on Nasdaq or a national stock exchange.

Reasons for the Reverse Split

Our board is proposing authority to implement a Reverse Split to enable us to seek to increase the market price per share of our common stock in an effort to meet the listing requirements of Nasdaq or a national stock exchange. Our board also believes that an increased per share price of our common stock that is expected to result from a Reverse Split may increase the attractiveness of our common stock to prospective investors and the financial community.

In reaching its decision to seek and recommend authority to implement a Reverse Split, our board considered, among many other factors, the consequences of our common stock not now being listed on Nasdaq or a national stock exchange. Our common stock is currently quoted on the OTC Bulletin Board maintained by the NASD. Our board believes that the liquidity and marketability of shares of our common stock has been adversely affected by virtue of not being traded on Nasdaq or a national stock exchange. As a result, investors might find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock. In addition, since our common stock does not trade on Nasdaq or on a national stock exchange and since the trading price of our common stock has continued to be less than $1.00 per share, trading in our common stock is subject to certain rules under the Securities Exchange Act of 1934, as amended, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a "penny stock" involving persons other than established customers and accredited investors. The additional burdens imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our common stock, which may further affect the liquidity of our common stock. For the above reasons, we believe that current and prospective investors will view an investment in our common stock more favorably if our shares are listed on Nasdaq or a national stock exchange than if our common stock trades on the OTC Bulletin Board. In addition, we also believe that being listed on Nasdaq or a national stock exchange will be viewed more favorably by prospective and actual customers, partners and employees.

Our board believes that the Reverse Split and anticipated increase in the per share price of our common stock should also enhance the acceptability and marketability of our common stock to the financial community and investing public. Many institutional investors have policies prohibiting them from holding lower-priced stocks in their portfolios, which reduces the number of potential buyers of our common stock. Additionally, analysts at many brokerage firms are reluctant to recommend lower-priced stocks to their clients or monitor the activity of lower-priced stocks. Brokerage houses also frequently have internal practices and policies that discourage individual brokers from dealing in lower-priced stocks. Further, because brokers' commissions on lower-priced stock generally represent a higher percentage of the stock price than commissions on higher priced stock, investors in lower-priced stocks pay transaction costs which are a higher percentage of their total share value, which may limit the willingness of individual investors and institutions to purchase our common stock.

Although we believe that a Reverse Split may be in the best interests of our company and our stockholders, if implemented, the Reverse Split may result in some stockholders owning "odd-lots" of less than 100 shares. Brokerage commissions and other costs of transactions in odd-lots may be higher, particularly on a per-share basis, than the cost of transactions in even multiples of 100 shares. In addition, a Reverse Split may make it more difficult for us to meet other requirements for listing on Nasdaq or a national stock exchange relating to the minimum number of shares that must be in the public float and the minimum number of round lot holders.

We cannot assure you that the Reverse Split will have any of the desired consequences described above. Specifically, we cannot assure you that after the Reverse Split the market price of our common stock will increase proportionately to reflect the ratio for the Reverse Split, that the market price of our common stock will not decrease to its pre-split level, that our market capitalization will be equal to the market capitalization before the Reverse Split or that we will be able to achieve listing of our common stock on Nasdaq or a national stock exchange.

Effecting the Reverse Split

If approved by stockholders at the annual meeting, the Reverse Split Amendment will be effected only upon the board's determination that the Reverse Split is then in the best interests of our company and our stockholders and its establishment of an appropriate ratio for the Reverse Split based on factors at the time. Our board will consider, among other factors, prevailing market conditions, the likely effect of the Reverse Split on the market price of our common stock and on our compliance with applicable listing requirements, and the marketability and liquidity of our common stock. The actual timing of the filing of the Reverse Split Amendment with the Secretary of State of the State of Delaware to effect the Reverse Split will be determined by the board. Also, if for any reason the board of directors deems it advisable to do so, the Reverse Split may be abandoned at any time prior to the filing of the Reverse Split Amendment, without further action by our stockholders. The Reverse Split will be effective as of the Effective Date set forth in the Reverse Split Amendment.

Upon the filing of the Reverse Split Amendment, without further action on the part of our company or our stockholders, the outstanding shares of common stock held by stockholders of record as of the Effective Date would be converted into a lesser number of shares of common stock calculated in accordance with the terms of the amendment to our charter (the "New Common Stock") based on a reverse split ratio of between one-for-two and one-for-fifteen. For example, if a stockholder presently holds 100 shares of common stock, he, she or it would hold 10 shares of common stock following a one-for-ten reverse split.

No Fractional Shares

We would not issue any fractional shares in connection with the Reverse Split. Instead, any fractional share resulting from the Reverse Split would be rounded down to the nearest whole share. Stockholders who would be otherwise entitled to receive fractional shares because they hold a number of shares not evenly divisible by the exchange ratio would instead receive cash. The cash amount to be paid to each stockholder would be equal to the resulting fractional interest in one share of our common stock to which the stockholder would be otherwise entitled, multiplied by the closing trading price of our common stock on the trading day immediately before the Effective Date. As of April 20, 2007, we had approximately 320 stockholders of record, and approximately 75 record stockholders own less than 15 shares of our common stock. As such, there will be an impact on the number of stockholders of record as a result of cashing out fractional shares upon implementation of the Reverse Split.

Exchange of Stock Certificates

The conversion of the shares of our common stock under the Reverse Split will occur automatically on the Effective Date. This will occur regardless of when stockholders physically surrender their stock certificates for new stock certificates.

Our transfer agent, American Stock Transfer & Trust Company, would act as exchange agent ("Exchange Agent") to implement the exchange of stock certificates and the distribution of any cash in lieu of fractional shares. As soon as practicable after the Effective Date, we or the Exchange Agent will send a letter to each stockholder of record at the Effective Date for use in transmitting certificates representing shares of our common stock ("Old Certificates") to the Exchange Agent. The letter of transmittal will contain instructions for the surrender of Old Certificates to the Exchange Agent in exchange for certificates representing the appropriate number of whole shares of New Common Stock. No new stock certificates will be issued to a stockholder until such stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the Exchange Agent. Consequently, you will need to surrender your Old Certificates before you will be able to sell or transfer your stock.

Stockholders will then receive a new certificate or certificates representing the number of whole shares of New Common Stock into which their shares of common stock have been converted as a result of the Reverse Split. Until surrendered, we will deem outstanding Old Certificates held by stockholders to be canceled and only to represent the number of whole shares of New Common Stock to which these stockholders are entitled.

We estimate that our aggregate expenses relating to the Reverse Split will be approximately $30,000. All expenses of the exchange of certificates will be borne by us.

YOU SHOULD NOT SEND YOUR OLD CERTIFICATES TO THE EXCHANGE AGENT UNTIL YOU HAVE RECEIVED THE LETTER OF TRANSMITTAL.

Effect on Outstanding Shares

If the Reverse Split is completed, the number of shares of our common stock owned by each stockholder will be reduced in the same proportion as the reduction in the total number of shares outstanding, such that the percentage of our common stock owned by each stockholder will remain unchanged. The number of shares of common stock that may be purchased upon exercise of outstanding options, warrants, and other securities convertible into, or exercisable or exchangeable for, shares of our common stock, and the exercise or conversion prices for these securities, will be adjusted in accordance with their terms as of the Effective Date.

Accounting Consequences

The par value of our common stock would remain unchanged at $.0001 per share after the Reverse Split. However, the common stock as designated on our balance sheet would be adjusted downward in respect of the shares of the New Common Stock to be issued in the Reverse Split such that the common stock would become an amount equal to the aggregate par value of the shares of New Common Stock being issued in the Reverse Split, and that the additional paid in capital as designated on our balance sheet would be increased by an amount equal to the amount by which the common stock was decreased. Additionally, net income (loss) per share would increase proportionately as a result of the Reverse Split since there will be a lower number of shares outstanding. We do not anticipate that any other material accounting consequences would arise as a result of the Reverse Split.

Federal Income Tax Consequences

The following is a summary of the material anticipated United States federal income tax consequences of the Reverse Split to our stockholders. This summary is based on the United States federal income tax laws now in effect and as currently interpreted, and does not take into account possible changes in such laws or interpretations. This summary is provided for general information only and does not address all aspects of the possible federal income tax consequences of the Reverse Split and IS NOT INTENDED AS TAX ADVICE TO ANY PERSON. In particular, this summary does not consider the federal income tax consequences to our stockholders in light of their individual investment circumstances or to holders subject to special treatment under the federal income tax laws, and does not address any consequences of the Reverse Split under any state, local, or foreign tax laws.

ACCORDINGLY, YOU ARE ENCOURAGED TO CONSULT WITH YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO YOU, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX LAWS.

We believe that, except with respect to cash payments for fractional shares, our stockholders who exchange their common stock solely for New Common Stock should generally recognize no gain or loss for federal income tax purposes. A stockholder's aggregate tax basis in his or her shares of New Common Stock received should be the same as his or her aggregate tax basis in the common stock exchanged therefor. The holding period of the New Common Stock received by such stockholder should include the period during which the surrendered common stock was held, provided all such common stock was held as a capital asset at the Effective Date. Stockholders who receive cash upon redemption of their fractional share interests as a result of the Reverse Split will generally recognize gain or loss based upon their adjusted basis in the fractional shares redeemed. Generally, a stockholder receiving cash in lieu of a fractional share will recognize gain or loss equal to the difference, if any, between the amount of cash received and the stockholder's basis in the fractional share.

We will not recognize any gain or loss as a result of the Reverse Split.

Our beliefs regarding the tax consequences of the Reverse Split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above. The state and local tax consequences of the Reverse Split may vary significantly as to each stockholder, depending on the state in which he or she resides.

Our board of directors unanimously recommends that stockholders vote FOR the proposal to approve the amendment to our Amended and Restated Certificate of Incorporation that will allow our board of directors to effect a Reverse Split, and grant to the board authority, in its sole discretion, to establish the ratio for the Reverse Split at up to one-for-fifteen, or not to complete the Reverse Split.

EXECUTIVE OFFICERS

Our executive officers and directors, and their respective ages as of April 20, 2007, are as follows:

Name	Age	Position
Kent Heyman	51	Chief Executive Officer and Co-Chairman of the Board
Jay Elliot	67	Chief Strategy Officer and Co-Chairman of the Board
Richard Liebman	51	Chief Financial Officer
Robert Halligan	49	Senior Vice President, Sales and Marketing

Kent Heyman - as a director, biographical information on Mr. Heyman is located above.

Jay Elliot - as a director, biographical information on Mr. Elliot is located above.

Richard Liebman joined us in September 2005. Before that, he served as president of Liebman Capital from March 2003. From January 2002 until March 2003, he served as chief financial officer of ServiceWare Technologies, Inc., a publicly held software company. From October 1998 until January 2001, Mr. Liebman was chief financial officer of eCal Corporation, a provider of Internet-based calendar services. Mr. Liebman’s investment banking experience includes serving as a senior vice president of both Oppenheimer & Co. and Pennsylvania Merchant Group, as well as being a Principal with L.F. Rothschild, Unterberg Towbin. Mr. Liebman received his Bachelor of Arts degree in economics from Brown University and his Masters in Business Administration from Columbia Business School.

Robert Halligan joined us in December 2006. Prior to joining Migo, Mr. Halligan served as vice president of global marketing for Sonic Solutions beginning in July 2003, a digital media software company, focused on product and channel strategies, specifically working to align Sonic’s distribution around a fully coordinated multi-channel strategy centered on upgrading the company’s substantial OEM installed base. Beginning in July 1998, he occupied the position of senior vice president of Worldwide Marketing for The Learning Company /Broderbund Software, where he was responsible for developing business strategies, marketing requirements and company-wide execution for all corporate, brand and channel marketing.  During the course of his career, he has held management positions with companies such as Palladium Software, IMSI, and Symantec Corporation.  Mr. Halligan graduated with a BA from St Mary’s College of California.

None of our executive officers is related to any other executive officer or to any of our directors. Our executive officers are elected annually by our board of directors and serve until their successors are duly elected and qualified.

EXECUTIVE COMPENSATION

Compensation of Executive Officers and Other Information

The following table shows the cash compensation paid or to be paid by us, as well as certain other compensation paid or accrued, during the fiscal years ended December 31, 2006 and 2005 to our chief executive officer and each of our two other most highly compensated executive officers, in all capacities in which they served.

Summary Compensation Table(1)

Name and Principal Position	Year	Salary	Bonus	Stock Awards ($) (2)	Option Awards ($)(3)	All Other Compensation	Total
Kent Heyman President and Chief Executive Officer (2006)	2006 2005	$225,000 $50,000	$50,000 $ 0	-- --	$ 1,954,516 $ 48,334	$0 $0	$2,229,516 $98,334
Jay Elliot, Chief Strategy Officer (2006) Chief Executive Officer (2005)	2006 2005	$200,000 $221,023	$35,000 $0	-- --	$ 1,285,576 $ 108,217	$0 $0	$1,520,576 $329,240

Richard Liebman Chief Financial Officer	2006 2005	$180,000 $43,330	$30,000 $0	-- --	$ 522,670 $ 30,209	$0 $0	$732,670 $73,539

(1)
The above tables do not include columns for non-equity incentive plan compensation or change in pension value and nonqualified deferred compensation earnings as none of the named executive officers received any such compensation in the years disclosed.

(2)	Each of the named executive officers holds shares of restricted stock which vested in January 2007.
(3)
The value of the stock options disclosed has been determined as set forth in Note 9 to our consolidated financial statements. The amount disclosed for each year is the portion of the grant date value of the options becoming vested in each year.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the number of shares underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2006.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options at Fiscal Year End
Name	Exercisable	Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares of Stock that have not Vested	Market Value of Shares of Stock that have not Vested(1)
Kent Heyman	1,200,000 1,500,000 2,500,000	0 0 0	$0.32 $0.32 $0.20	Sept 2015 Sept 2015 Sept 2016	300,000	$51,000
Richard Liebman	750,000 1,000,000	0 0	$0.32 $0.20	Sept 2015 Sept 2016	100,000	$17,000
Jay Elliot	2,700,000 500,000	0 0	$0.32 $0.20	Sept 2015 Sept 2016	300,000	$51,000

(1)	Value in this column is calculated by multiplying our December 31, 2006 stock price ($0.17) by the number of shares indicated.

Director Compensation

The following table summarizes compensation paid to our non-employee directors during the fiscal year ended December 31, 2006. The footnotes and narrative discussion following the table describe details of each form of compensation paid to our directors and other material factors relating to this compensation.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	All Other Compensation ($)	Total
Malcolm Elvey	$ -	$207,113	$ -	$207,113
Mel Lavitt	$ -	$207,113	$ -	$207,113
Alex Mashinsky	$ -	$16,730	$ -	$16,730
Greg Osborn	$ -	$175,762	$ -	$175,762
Timothy Wallace	$ -	$207,113	$ -	$207,113

(1)
Represents the accounting expense recognized for financial statement reporting purposes during 2006 for the fair value of options to purchase shares of our common stock granted under our 2002 Stock Incentive Plan in 2006 as well as in prior years, as calculated in accordance with SFAS Statement No. 123(R), Share Based Payment, or SFAS 123(R). Please refer to Note 9 to our consolidated financial statements for the year ended December 31, 2006, for further discussion related to the assumptions used in our valuation.

(2)
Options and stock awards outstanding at December 31, 2006 are as follows: Elvey - 600,000 options outstanding; Lavitt - 600,000 options outstanding; Mashinsky - 100,000 options outstanding; Osborn - 400,000 options outstanding; and Wallace - 600,000 options outstanding.

We do not pay cash fees to our directors, but we do reimburse them for costs incurred to attend our meetings.

EMPLOYMENT CONTRACTS

On May 10, 2006, we entered into an Employment Agreement with Kent Heyman effective as of January 9, 2006, under which Mr. Heyman will serve as our chief executive officer and co-chairman of the board. Under the Employment Agreement, Mr. Heyman is entitled to a base salary of $225,000 per year with an annual bonus of up to $150,000 per year in the discretion of our board of directors based on our performance and a minimum bonus of $50,000 for the 2006 year. Mr. Heyman is also entitled to participate in our benefit plans available to other executives. The Employment Agreement provides that employment is terminable upon notice from either party. Under his Employment Agreement, Mr. Heyman is entitled to severance compensation equal to one year's base salary if his employment is terminated by us without cause or by Mr. Heyman for good reason. In connection with the Employment Agreement, we issued to Mr. Heyman 300,000 shares of restricted common stock which vested on January 1, 2007 Additionally, 100% of Mr. Heyman's stock options and restricted stock will vest if his employment is terminated by us without cause, by Mr. Heyman for good reason or upon a change in control and he will have 60 months following termination to exercise his stock options. Under the agreement, Mr. Heyman has agreed to noncompete and nonsolicitation provisions that will apply during the term of his employment and for a one year period after termination of employment.

We entered into an Employment Agreement with Jay Elliot as of September 26, 2005, under which Mr. Elliot served as president and chief executive officer. As of January 9, 2006, Mr. Elliot became our chief strategy officer. Under the provisions of Mr. Elliot's employment agreement, Mr. Elliot is entitled to a base salary of $200,000 per year with an annual bonus of up to $150,000 per year. In addition, Mr. Elliot has been granted options to purchase 2,700,000 shares of common stock with vesting over three years. In connection with the Employment Agreement, we issued to Mr. Elliot 300,000 shares of restricted common stock which vested on January 1, 2007. Mr. Elliot is also entitled to participate in our benefit plans available to other executives. The Employment Agreement provides that employment is terminable upon 30 days notice from either party. Under his Employment Agreement, Mr. Elliot is entitled to severance compensation equal to one year's base salary if his employment is terminated by us without cause or by Mr. Elliot for good reason. Additionally, 100% of Mr. Elliot's stock options will vest if his employment is terminated by us without cause or by Mr. Elliot for good reason.

We entered into a one-year agreement with Alex Mashinsky under which Mr. Mashinsky became Vice Chairman of the Board as of September 26, 2005. Under the Agreement, Mr. Mashinsky provided consulting services to us and received compensation of $200,000 for the year. Mr. Mashinsky was also granted options to purchase 1,020,000 shares of common stock, all of which were exercised as of December 31, 2005, which resulted in his receipt of 768,000 shares, due, in part, to the cashless exercise provision in the agreement. In connection with the Agreement, we issued to Mr. Mashinsky 180,000 shares of restricted common stock, which vested on January 1, 2007.

On May 10, 2006, we entered into an Employment Agreement with Richard Liebman effective as of January 9, 2006, under which Mr. Liebman will serve as our chief financial officer. Under the Employment Agreement, Mr. Liebman is entitled to a base salary of $180,000 per year with an annual bonus of up to $70,000 per year in the discretion of our board of directors based on our performance and a minimum bonus of $21,000 for the 2006 year. Mr. Liebman is also entitled to participate in our benefit plans available to other executives. In connection with the Employment Agreement, we issued to Mr. Liebman 100,000 shares of restricted common stock which vested on January 1, 2007.. The Employment Agreement provides that employment is terminable upon notice from either party. Under his Employment Agreement, Mr. Liebman is entitled to severance compensation equal to six months base salary if his employment is terminated by us without cause or by Mr. Liebman for good reason. Additionally, 100% of Mr. Liebman's stock options and restricted stock will vest upon a change in control and he will have 24 months following the change of control to exercise his stock options. Under the agreement, Mr. Liebman has agreed to noncompete and nonsolicitation provisions that will apply during the term of his employment and for a one year period after termination of employment.

RELATED PARTY TRANSACTIONS

Mr. Mashinsky, in his title as investment advisor, signed a Purchase Agreement in March 2006 as the individual representing Governing Dynamics Investments, LLC, an institutional purchaser, for an investment of $400,000 of units including 1,250,000 shares of Common Stock and warrants to purchase 625,000 shares of Common Stock.

Mel Lavitt is the vice chairman of C.E. Unterberg, Towbin, LLC ("CEUT"). CEUT served as our placement agent in connection with the private placement we completed in March 2006. In consideration for its services, CEUT received cash fees of $397,500. This transaction was completed before Mr. Lavitt was elected to our board of directors.

INDEPENDENT AUDITORS

Our board of directors and audit committee have selected Hein & Associates, LLP as our independent auditors for the year ending December 31, 2007. Hein & Associates, LLP has served as our independent auditors since October 2005. Representatives of Hein & Associates, LLP are expected to be available by telephone during the annual meeting, and while they do not plan to make a statement (although they will have the opportunity to do so), they will be available to respond to appropriate questions from stockholders.

We have been advised that neither Hein & Associates LLP nor any of its associates has a material interest in our company or any affiliate of ours.

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

Effective as of October 20, 2005, we engaged Hein & Associates, LLP to serve as our independent auditor. Our board of directors approved the engagement of Hein & Associates, LLP. Hein & Associates, LLP served as our independent public accountants for the year ended March 31, 2004 and until the engagement of BDO Seidman, LLP (“BDO”) as discussed below. During the period of BDO’s engagement and all subsequent periods, we did not consult Hein & Associates, LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the financial statements, or any other matters or reportable events described in Items 304(a)(2)(i) and (ii) of the Commission’s Regulation S-B.

On August 29, 2005, BDO notified our vice president, finance and chairman of board that BDO intended to resign as our independent registered public accounting firm. Except for a going concern modification stated in BDO’s report dated June 13, 2005 which was included in the initial filing of our annual report on Form 10-KSB for the fiscal year ended March 31, 2005, BDO’s report on our financial statements did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

BDO served as our independent registered public accounting firm only for the year ended March 31, 2005 and the first quarter of the ensuing fiscal year. During the period of its engagement and subsequent interim periods, there were (1) no disagreements with BDO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to BDO’s satisfaction, would have caused them to make reference to the subject matter of the disagreements in connection with their report on the financial statements; and (2) no other reportable events, as described in Item 304(a)(1)(iv) of the Commission’s Regulation S-B, except that, as previously disclosed by us in the initial filing of our Annual Report on Form 10-KSB for the year ended March 31, 2005, BDO advised us that we did not maintain effective internal control over our financial reporting as of March 31, 2005 because of the following material weaknesses identified in management’s assessment. First, we had insufficient numbers of internal personnel possessing the appropriate knowledge, experience and training in applying US GAAP and in reporting financial information in accordance with the requirements of the SEC. Secondly, we had insufficient numbers of internal personnel having sufficient technical accounting expertise for certain complex transactions, resulting in our reporting incorrect amounts in our financial statements. Third, we lacked an audit committee to oversee our accounting and financial reporting processes, as well as oversight of our independent auditors. We requested BDO to furnish us a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. A copy of that letter, is contained in our Current Report on Form 8-K filed with the Commission on October 26, 2005.

On August 2, 2005, BDO informed us that the previously issued financial statements for the year ended March 31, 2005 included in the initial filing of our Form 10-KSB for the year ended March 31, 2005, should not be relied upon because of identified errors in the quarterly financial data reported in note 13 to such financial statements. The correct quarterly information was included in note 7 to our quarterly report on Form 10-QSB for the quarter ended June 30, 2005, but the quarterly report did not reconcile the incorrect figures reported in the Form 10-KSB.

As indicated above, Hein & Associates, LLP has now been engaged to serve as our independent auditor. Since Hein & Associates, LLP was our independent auditor for years prior to the year ended March 31, 2005, and since Hein & Associates, LLP has been reengaged for future periods, we directed Hein & Associates, LP to re-audit the financial statements for the year ended March 31, 2005, to assure consistency with prior and subsequent years. The re-audited financial statements were filed with the Commission on December 21, 2005 on Form 10-KSB/ A.

STOCKHOLDER PROPOSALS

We currently expect to hold our 2008 annual meeting of stockholders in June and to mail proxy materials in May 2008. In that regard, stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2008 annual meeting of stockholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must submit the proposal to us at our offices at 555 Twin Dolphin Drive, Suite 650, Redwood City, California 94065, Attention: Richard Liebman, Secretary, not later than January __, 2008.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write us at 555 Twin Dolphin Drive, Suite 650, Redwood City, California 940654, or call us at (650) 232-2600. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

OTHER MATTERS

Action on Other Matters at the Annual Meeting

At this time, we do not know of any other matters to be presented for action at the annual meeting other than those mentioned in the Notice of Annual Meeting of Stockholders and referred to in this proxy statement. If any other matter comes before the meeting, it is intended that the proxies will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

STOCKHOLDERS ARE URGED TO DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOUR COOPERATION WILL BE APPRECIATED. YOUR PROXY WILL BE VOTED, WITH RESPECT TO THE MATTERS IDENTIFIED THEREON, IN ACCORDANCE WITH ANY SPECIFICATIONS ON THE PROXY.

BY ORDER OF THE BOARD OF DIRECTORS,

Richard Liebman, Secretary

APPENDIX A TO PROXY STATEMENT

CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
MIGO SOFTWARE, INC.

Migo Software, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"), does hereby certify:

FIRST: That the Board of Directors of the Company adopted the following resolutions on ________, 200_, with respect to amendment of Article IV of the Company's Amended and Restated Certificate of Incorporation (the "Charter Amendment").

SECOND: That pursuant to resolution of the Board of Directors, a meeting of the stockholders of the Company was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by the General Corporation Law of the State of Delaware were voted in favor of the Charter Amendment.

The resolutions setting forth the proposed Charter Amendment are as follows:

NOW, THEREFORE, BE IT RESOLVED, that Article IV of the Certificate of Incorporation is hereby supplemented by adding the following at the end thereof:

Reverse Stock Split. At the time this amendment becomes effective (the "Reverse Split Date"), each share of Common Stock issued and outstanding immediately prior to the Reverse Split Date (referred to in this Paragraph as the "Old Common Stock") automatically and without any action on the part of the holder thereof will be reclassified and changed into ____________* of a share of new Common Stock, par value $.0001 per share (referred to in this Paragraph as the "New Common Stock"), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates that immediately prior to the Reverse Split Date represented outstanding shares of Old Common Stock (the "Old Certificates") will be entitled to receive, upon surrender of such Old Certificates to the corporation for cancellation, a certificate or certificates (the "New Certificate", whether one or more) representing the number of whole shares (rounded down to the nearest whole share) of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. From and after the Reverse Split Date, Old Certificates shall represent only the right to receive New Certificates (and, where applicable, cash in lieu of fractional shares, as provided below) pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a stockholder of the corporation. In lieu of any such fractional shares of New Common Stock, each stockholder with a fractional share will be entitled to receive, upon surrender of Old Certificates to the corporation for cancellation, an amount in cash equal to the product of (i) the closing trading price of the corporation's Common Stock on the trading date immediately before the effective date of this amendment and (ii) such fraction. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the corporation determines that a holder of Old Certificates has not tendered all his, her or its certificates for exchange, the corporation shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed the value of ninety-nine hundredths of one share of New Common Stock. The Old Certificates surrendered for exchange shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the corporation that such taxes are not payable. From and after the Reverse Split Date the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be an amount equal to the product of the number of issued and outstanding shares of New Common Stock and the One Hundredth of One Cent ($.0001) par value of each such share. The Reverse Split Date shall be the commencement of business on ________________, 200_

THIRD: That said Charter Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Migo Software, Inc. has caused this Certificate to be signed by Kent Heyman, its Chief Executive Officer, this _____ day of ______, 200_.

By:  _________________________
Name: Kent Heyman
Title: Chief Executive Officer

*The Board of Directors will have the authority to determine the exchange ratio to be included in the above blank, which ratio shall be either: one-for-two; one-for-three; one-for-four; one-for-five; one-for-six; one-for-seven; one-for-eight; one-for-nine; one-for-ten; one-for-eleven; one-for-twelve; one-for thirteen; one-for-fourteen; or one-for-fifteen.